Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS FIRST QUARTER 2015 REVENUE GROWTH OF 17%
High Power Fiber Laser Demand in Cutting and Welding Drives Increase in Materials Processing Sales
29% Increase in Net Income Excluding Foreign Exchange Transaction Gains
OXFORD, Mass. – April 28, 2015 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2015.

	Three Months Ended March 31,
(In millions, except per share data)	2015	2014	% Change
Revenue	$199.0	$170.6	17%
Gross margin	54.2%	52.3%
Operating income	$82.0	$57.8	42%
Operating margin	41.2%	33.9%
Net income attributable to IPG Photonics Corporation	$57.4	$40.5	42%
Earnings per diluted share	$1.08	$0.77	40%
Management Comments
"IPG delivered another strong quarter and we are off to a terrific start this year," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Despite foreign currency headwinds that impacted our anticipated sales growth, demand for IPG's high-power fiber lasers boosted revenue 17% year-over-year for the first quarter of 2015. Using average exchange rates for last year, the underlying growth for the first quarter would have been more than 20%. Gross margin of 54.2% was within our target range and we grew our bottom line by 29% year-over-year, excluding the benefit from foreign exchange transaction gains."
Materials processing sales grew 18% year-over-year as demand expands in cutting, welding and additive manufacturing applications across a number of industries and markets. Growth of cutting in Europe continues to be strong while in Japan adoption accelerated in the first quarter. In addition, welding sales improved substantially compared with a year ago and is being used in a variety of new and existing applications. High-power fiber laser sales increased 14% and medium power, pulsed, QCW and laser systems sales also increased compared with the prior year. Geographically, we experienced strong growth in Europe, the U.S. and China, while sales were lower in Japan and Russia.
In the first quarter, earnings per diluted share increased by 40% to a record $1.08 and by 29% excluding a benefit of $0.11 related to foreign exchange transaction gains. The growth in earnings per share was driven by the increase in revenue and an improvement in operating margins.
During the first quarter, IPG generated $52.0 million in cash from operations and used $14.0 million to finance capital expenditures and $5 million on an acquisition. IPG ended the quarter with $541.5 million in cash and cash equivalents.
Business Outlook and Financial Guidance
"Our order flow and book-to-bill remain at strong levels in our three main geographies and we expect that to continue in the near term. We remain focused on gaining share in our established materials processing applications, developing new product applications that will expand our available market and applying our lasers in large scale and novel applications beyond our core applications in materials processing," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $215 million to $225 million for the second quarter of 2015. The Company anticipates earnings per diluted share in the range of $1.05 to $1.15 based on 53,267,000 diluted common shares, which includes 52,486,000 basic common shares outstanding and 781,000 potentially dilutive options at March 31, 2015.

As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.93, Russian Ruble 52 and Japanese Yen 119, respectively.
Conference Call Reminder
The Company will hold a conference call today, April 28, 2015 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, the Company's expectation that order flow and book-bill will remain at strong levels, IPG's focus on gaining share in its established materials processing applications, developing new product applications that will expand the Company's available market and applying its lasers in large scale and novel applications beyond the Company's core applications in materials processing, and guidance for the second quarter of 2015. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of the Company's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2015) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share data)
NET SALES	$198,960	$170,575
COST OF SALES	91,133	81,291
GROSS PROFIT	107,827	89,284
OPERATING EXPENSES:
Sales and marketing	7,549	7,165
Research and development	14,230	12,784
General and administrative	12,778	12,916
Gain on foreign exchange	(8,752)	(1,370)
Total operating expenses	25,805	31,495
OPERATING INCOME	82,022	57,789
OTHER (EXPENSE) INCOME, Net:
Interest expense, net	(184)	(139)
Other income, net	85	334
Total other (expense) income	(99)	195
INCOME BEFORE PROVISION FOR INCOME TAXES	81,923	57,984
PROVISION FOR INCOME TAXES	(24,577)	(17,453)
NET INCOME	57,346	40,531
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(13)	—
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$57,359	$40,531
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.09	$0.78
Diluted	$1.08	$0.77
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,486	51,970
Diluted	53,267	52,724

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended March 31,
(In thousands)	2015	2014
Cost of sales	$1,156	$890
Sales and marketing	435	373
Research and development	870	654
General and administrative	1,666	1,350
Total stock-based compensation	4,127	3,267
Tax benefit recognized	(1,343)	(273)
Net stock-based compensation	$2,784	$2,994

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended March 31,
(In thousands)	2015	2014
Cost of sales
Amortization of intangible assets (1)	235	156
Total acquisition related costs	$235	$156

(1) Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$541,474	$522,150
Accounts receivable, net	149,781	143,109
Inventories, net	174,140	171,009
Prepaid income taxes	25,712	20,967
Prepaid expenses and other current assets	23,785	21,295
Deferred income taxes, net	16,136	15,308
Total current assets	931,028	893,838
DEFERRED INCOME TAXES, NET	5,868	5,438
GOODWILL	519	455
INTANGIBLE ASSETS, NET	14,913	9,227
PROPERTY, PLANT AND EQUIPMENT, NET	274,145	275,082
DEPOSITS AND OTHER ASSETS	22,787	26,847
TOTAL	$1,249,260	$1,210,887
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$523	$2,631
Current portion of long-term debt	13,000	13,333
Accounts payable	15,916	17,141
Accrued expenses and other liabilities	62,209	64,057
Deferred income taxes, net	5,876	3,241
Income taxes payable	25,606	21,672
Total current liabilities	123,130	122,075
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	26,444	22,584
LONG-TERM DEBT, NET OF CURRENT PORTION	19,167	19,667
Total liabilities	168,741	164,326
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,620,428 shares issued and outstanding at March 31, 2015; 52,369,688 shares issued and outstanding at December 31, 2014	5	5
Additional paid-in capital	580,926	567,617
Retained earnings	648,561	591,202
Accumulated other comprehensive loss	(150,539)	(112,263)
Total IPG Photonics Corporation stockholders' equity	1,078,953	1,046,561
NONCONTROLLING INTERESTS	1,566	—
Total equity	$1,080,519	$1,046,561
TOTAL	$1,249,260	$1,210,887

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$57,346	$40,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,743	8,102
Provisions for inventory, warranty & bad debt	8,017	5,284
Other	4,470	(276)
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(13,116)	(3,857)
Inventories	(13,898)	(3,856)
Other	(554)	(2,537)
Net cash provided by operating activities	52,008	43,391
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(14,027)	(11,456)
Proceeds from sales of property, plant and equipment	131	119
Acquisition of businesses, net of cash acquired	(4,958)	—
Other	60	32
Net cash used in investing activities	(18,794)	(11,305)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(1,872)	(972)
Principal payments on long-term borrowings	(833)	(333)
Tax benefits from exercise of employee stock options	4,773	1,565
Exercise of employee stock options	4,409	611
Net cash provided by financing activities	6,477	871
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(20,367)	(1,124)
NET INCREASE IN CASH AND CASH EQUIVALENTS	19,324	31,833
CASH AND CASH EQUIVALENTS — Beginning of period	522,150	448,776
CASH AND CASH EQUIVALENTS — End of period	$541,474	$480,609
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$254	$102
Cash paid for income taxes	$11,819	$20,893